Sierra Monitor Corporation Announces Financial Results for the Fourth Quarter and 12 Months Ended

December 31, 2007

Sales Increased 19% Year-Over-Year

Net Income Increased 31%

Milpitas, California – March 19, 2008 – Sierra Monitor Corporation (OTC: SRMC.OB), a Cleantech focused company that delivers information technology for environment measurement and control by developing specialized embedded software deployed on proprietary hardware platforms, today announced financial results for the fourth quarter and 12 months ended December 31, 2007.

Financial Highlights

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Increased 2007 sales by 19% year-over-year to $13.0 million

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Achieved 2007 operating income of $1.0 million and GAAP earnings per share of $0.05

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Generated positive cash flow from operations for the full year and fourth quarter of 2007

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Fourth quarter sales were $3.4 million, an increase of 12% year-over-year

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Achieved tenth consecutive quarter of profitability

2007 Business Highlights

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Sales of ProtoCessor products increased 60% year over year

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Achieved significant FieldServer sales with major manufacturers of specialty building automation products

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Increased sales of FieldServer and Gas Detection products for military applications to the US Navy and Air Force

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Supplied environmental safety devices for new biofuel refineries

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Provided Los Angeles Metro with a subterranean methane gas monitoring system integrated with the Company’s FieldServer gateway to communicate environment and alarm data to the subway system’s Remote Operations Center

Fourth Quarter and Full Year 2007 Financial Results

Total sales for the quarter ended December 31, 2007 were $3.4 million, an increase of 12% from the $3.0 million reported for the same period of 2006.  For the fiscal year ended December 31, 2007, sales increased 19% to $13.0 million, compared to $10.9 million for the fiscal year ended December 31, 2006.

Sierra Monitor posted GAAP net income of $48,621, or $0.00 per share (basic and diluted), for the quarter ended December 31, 2007, compared to GAAP net income of $128,229, or $0.01 per share (basic and diluted) for the same period of 2006.  Sierra Monitor posted GAAP net income of $581,038, or $0.05 per share (basic and diluted), for the year ended December 31, 2007, compared to GAAP net income of $468,448, or $0.04 per share (basic and diluted) for the same period of 2006.

Sierra Monitor posted non-GAAP net income of $160,070, or $0.01 per share (basic and diluted), for the quarter ended December 31, 2007, compared to non-GAAP net income of $158,076 or $0.01 per share (basic and diluted) for the same period of  2006. Sierra Monitor posted non-GAAP net income of $905,467 or $0.08 per share (basic and diluted), for the year ended December 31, 2007, compared to non-GAAP net income of $616,807, or $0.06 per share (basic and diluted) for the same period of  2006.

“I am very pleased with Sierra Monitor’s 2007 financial performance.  Our team focused on opportunities in growth markets including Cleantech, energy efficiency and industrial safety producing excellent increases in sales and profitability,” said Gordon Arnold, Chairman and Chief Executive Officer.   “As a result of our strong financial management we have excellent control of our inventories and receivables; the company has no long term or short term debt and a strong balance sheet.  Even though we undertook significant SOX-404 compliance expenses we achieved our tenth consecutive quarter of profitability.”

Cash Position

Sierra Monitor had $675,000 in cash at December 31, 2007.  Receivables at December 31, 2007 were $2.0 million.  The Company’s Days Sales Outstanding in Accounts Receivable (DSO’s) was 58 days.  At year end Sierra Monitor had no bank borrowings or long term debt.

About Sierra Monitor Corporation

Sierra Monitor delivers information technology for environment measurement and control by developing specialized embedded software that is deployed on proprietary hardware platforms.  Embedded software enables data transfer between subsystems using protocol and physical medium translation.  Proprietary hardware platforms allow the Company to increase its value proposition while protecting intellectual property.

The Company’s vision is to capitalize on the expanding worldwide demand for Cleantech knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor’s hardware platforms include original equipment modules for installation in customer devices and controllers, gateway boxes generally used by integrators for machine to machine (M2M) protocol translation, and multi-component safety systems generally focused on gas and fire detection.

By providing an intelligent interface, the Company’s products enable various machines, devices, systems and people to reliably communicate useful information for the measurement and control of various environments including buildings, plants, and factories.  By delivering the data on various communications levels, including Ethernet, Internet, LONworks, Profibus, and others, the Company’s products make it possible for data to be accessed at more appropriate levels, such as network operations centers, control rooms or remote locations.

Sierra Monitor is an industry leader with more than 15,000 installations worldwide.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

(925) 548 3516

investor_relations@sierramonitor.com

TABLE A
SIERRA MONITOR CORPORATION
Statements of Operations

	For the three months ended December 31,		For the twelve months ended December 31,
	2007	2006	2007	2006
Net sales	$3,355,625	$2,991,135	$12,966,613	$10,854,807
Cost of goods sold	1,369,008	1,291,062	5,238,861	4,379,916
Gross profit	1,986,617	1,700,073	7,727,752	6,474,891
Operating expenses
Research and development	535,188	474,286	2,088,896	1,810,637
Selling and marketing	835,536	682,097	2,867,233	2,542,457
General and administrative	495,495	343,498	1,752,836	1,342,150
	1,866,219	1,499,881	6,708,965	5,695,244
Income from operations	120,398	200,192	1,018,787	779,647
Interest expense	-	(2,212)	(8,679)	(14,641)
Income before income taxes	120,398	197,980	1,010,108	765,006

Income taxes	71,777	69,751	429,070	296,558

Net income	$48,621	$128,229	$581,038	$468,448
Net income per share:
Basic	$0.00	$0.01	$0.05	$0.04
Diluted	$0.00	$0.01	$0.05	$0.04
Weighted-average number of shares used in per share computations:
Basic	11,155,192	11,019,879	11,088,525	11,050,539
Diluted	11,659,503	11,473,069	11,723,239	11,604,478

TABLE B
SIERRA MONITOR CORPORATION
Balance Sheet
December 31, 2007

Assets
Current assets:
Cash	$675,108
Trade receivables, less allowance for doubtful accounts of
approximately $86,000	2,036,050
Inventories, net	2,050,395
Prepaid expenses	132,872
Deferred income taxes	284,185
Total current assets	5,178,610

Property and equipment, net	307,965
Other assets	232,799

Total assets	$5,719,374

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$590,753
Accrued compensation expenses	321,931
Income taxes payable	297,428
Other current liabilities	90,628
Total current liabilities	1,300,740

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
11,155,192 shares issued and outstanding	11,155
Additional paid-in capital	3,373,202
Retained earnings	1,034,277
Total shareholders’ equity	4,418,634

Total liabilities and shareholders’ equity	$5,719,374

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated March 18, 2008 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit (loss) from operations and related non-GAAP profit (loss) as a percentage of revenue, non-GAAP net profit (loss) and basic and diluted non-GAAP net profit (loss) per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options. While share-based compensation is an expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. For these reasons we exclude share-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive shares using the methods required by SFAS 128 and SFAS 123(R) for both GAAP and non-GAAP diluted net income per share.

Interest Expense

We evaluate our operating results in a manner that focuses on what management believes to be our ongoing business operations.  Our non-GAAP financial measures exclude interest expense as it is not considered to be a part of operating expenses.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

TABLE C
SIERRA MONITOR CORPORATION
Reconciliation of Non-GAAP Financial Measures
to Most Directly comparable GAAP Financial Measures

	For the three months ended December 31,		For the twelve months ended December 31,
	2007	2006	2007	2006
Net sales	$3,355,625	$2,991,135	$12,966,613	$10,854,807
Cost of goods sold	1,369,008	1,291,062	5,238,861	4,379,916
Gross profit	1,986,617	1,700,073	7,727,752	6,474,891
Operating expenses
GAAP Operating Expenses	1,866,219	1,499,881	6,708,965	5,695,244
Depreciation and amortization	(57,887)	(32,579)	(182,953)	(137,454)
Provision for bad debt expense	(13,086)	(4,688)	(32,086)	(11,522)
Provision for inventory losses	(10,792)	4,961	(10,792)	30,945
Stock based compensation expense	(29,684)	2,459	(98,598)	(30,328)
Non GAAP Operating Expenses	1,754,770	1, 470,034	6,384,536	5,546,885
Non GAAP Income from operations	231,847	230,039	1,343,216	928,006
Interest expense	-	(2,212)	(8,679)	(14,641)
Non GAAP Income before income taxes	231,847	227,827	1,334,537	913,365
Income taxes	71,777	69,751	429,070	296,558
Non GAAP Net income	$160,070	$158,076	$905,467	$616,807
Non GAAP Net income per share:
Basic	$0.01	$0.01	$0.08	$0.06
Diluted	$0.01	$0.01	$0.08	$0.05
Weighted-average number of shares used in per share computations
Basic	11,155,192	11,055,192	11,088,525	11,050,539
Diluted	11,659,503	11,542,367	11,723,239	11,604,478